                                                               February 17, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                      Columbia Energy Services Corporation
                           12355 Sunrise Valley Drive
                                    Suite 300
                              Reston, VA 20191-3458

                                File No. 70-8145


Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Order of the Commission dated April 22, 1993 authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "application"), the undersigned hereby certifies to the Commission that the balance sheet and income statement filed with this interim report reflect in all material respects the results of operations of Columbia Energy Services Corporation for the calendar quarter ended December 31, 1997.




                                            Very truly yours,

                                            COLUMBIA ENERGY SERVICES CORPORATION


                                            By:    //s//J. W. Trost
                                                   -----------------------------
                                                     J. W. Trost, Vice President

        Columbia Energy Services Corporation
                   Balance Sheet
               As of December 31, 1997
                       ($000)

Confidential treatment requested

        Columbia Energy Services Corporation
                   Balance Sheet
               As of December 31, 1997
                      ($000)

Confidential treatment requested

        Columbia Energy Services Corporation
                  Income Statement
           Quarter Ending December 31, 1997

                       ($000)


Confidential treatment requested